UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Baldwin, III, L. Thomas
   141 West Jackson Boulevard, Suite 2850
   Chicago, IL  60606
   USA
2. Issuer Name and Ticker or Trading Symbol
   Appiant Technologies, Inc.
   APPS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 2001
5. If Amendment, Date of Original (Month/Year)
   4/10/01
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other
   (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
No change from prior statem|      |    | |                  |   |           |                   |      |                           |
ent.                       |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Convertible Promissory|(1)     |3/21/|A   |V|(1)        |A  |(2)  |(2)  |Common Stock|(1)(2) |2,500,0|(1)         |D  |            |
 Note                 |        |01   |    | |           |   |     |     |            |       |00     |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Conversion price is 80% of the average of the lowest closing market prices (meaning the last highest bid prices) for any 5 trading days beginning on March 16, 2001 and ending on Maturity of the Note; provided, that such conversion price shall not be less than $1.00.
(2) Immediately convertible at the election of the holder; provided that the number of underlying shares issuable on conversion shall not exceed 19.9% of the number of share of Common Stock then issued and outstanding, without obtaining stockholder approval of such issuance (as of 2/13/01, 12,849,890 shares outstanding).

SIGNATURE OF REPORTING PERSON
/s/ L. Thomas Baldwin, III
DATE
June 11, 2001